Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated August 10, 2004, except for Note 2, as to which the date is December 16, 2004, and as to the fourth, fifth and last paragraphs of Note 1 and Note 19, as to which the date is May 19, 2005, relating to the financial statements and financial statement schedule of Flow International Corporation, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

May 19, 2005